                     Exhibit 10.41
UNIT OPTION AGREEMENT
(Ratable Exercisability in Thirds)
[Global Affiliate] (the “Global Affiliate”) confirms that, on [grant date] (the “Grant Date”), you [name] were granted [number] Unit Options (your “Unit Options”). Your Unit Options are subject to the terms and conditions of the MetLife, Inc. 2025 Stock and Incentive Compensation Plan (the “Plan”) and this Unit Option Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”), as a form of Stock Appreciation Rights. Please note that the Supplement includes terms for forfeiture of your Unit Options under some circumstances. Any payment due under this Agreement may be made by any one or more Affiliates (the “Paying Affiliate”).
Standard Terms.
(a) Each Unit Option entitles you, upon exercise, to receive a cash payment equal to the Market Price of a Share less the Closing Price on the Grant Date (the “Exercise Price”), which was $[closing price on date of grant]. For this purpose, “Market Price” means, unless otherwise prescribed by the Committee:
(1) if you exercise the Unit Option during the trading hours of the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), the price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other quotation system).
(2) if you exercise the Unit Option at any other time, the opening price of a Share at the beginning of the next trading hours of the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), the price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other quotation system).
(b) Except as provided in Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-16 (“Restrictive Covenants”), one-third (1/3) of your Unit Options will become exercisable on each of the first, second and third anniversaries of the Grant Date, and you may exercise your Unit Options until the close of business on [day prior to the tenth (10th) anniversary of the Grant Date] (the “Standard Terms”). Neither this date, nor any other deadline for exercise of your Unit Options under this Agreement, will be extended regardless of whether you are unable to exercise your Unit Options on that date because it is not a business day, due to trading limitations, or otherwise.
(c) You may exercise any of your Unit Options that have become exercisable by notifying the Company, using procedures that the Committee will establish for this purpose. You may exercise your Unit Options only if the Market Price of Shares is greater than the Exercise Price. Any exercisable Unit Options that you fail to exercise within the applicable period for exercise will be forfeited.

(d) You must exercise your Unit Options in accordance with the Company’s insider trading policy and any applicable pre-trading clearance procedures. Payment pursuant to your Unit Options is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No payment will be made upon exercise of any of your Unit Options if that issuance or exercise would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.
IN WITNESS WHEREOF, the Global Affiliate has caused this Agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.

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